BRANCH MANAGER AGREEMENT

THIS "AGREEMENT" is made and entered into by and between Americash, a California corporation ("Employer") and Jan Wallace ("Employee").

RECITAL
A.  Employer is a California corporation, which provides financial services.
B.  Employer and Employee desire to enter into this Agreement to establish the terms and conditions of Employee's employment as a branch manager as set forth below.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premise, as well as the promises, covenants and conditions set forth herein, the parties agree as follows:

1. Employment: Employer hereby employs Employee in the capacity of Branch Manager of Employer's offices located at 12202 N. Scottsdale Road, Phoenix, AZ 85254. Employee accepts such employment. Employee's job duties and responsibilities, to be performed with the approval and concurrence of the President of Employer are as follows:

A. Manage and supervise the operations of the Branch in general;
B. Hire, terminate and supervise employees of the Branch;
C. Supervise and implement general marketing strategies for the Branch in   accordance with Employer's general plans and policies; and
D. Generate and process loans in accordance with Employer's general plans   and policies and in compliance with Employer's underwriting standards.

Such duties may be curtailed, augmented or modified from time to time as deemed mutually agreeable to Employee and Employer. Employee will at all times perform his job duties in an honest and ethical manner and will, at a minimum, comply with the provisions of any and all state or federal statutes, laws, rules or regulations applicable to Employer or of any requirement of any federal or state agency having jurisdiction over Employer including but not limited to the United States Department of Housing and Urban Development.

Employee acknowledges and agrees that Employee will devote his utmost knowledge and best skill to the performance of his duties and will devote his full business time to the rendition of such services. Employee will not engage in any other gainful occupation, including but not limited to marketing, distribution or development of any products related to the real estate loan industry which requires his personal attention without prior written consent of the President of Employer ("President"). Americash is aware that Jan Wallace is CEO of SDI.

    1.1 Employees of Branch Managers. Any and all Employees hired by Branch Manager shall have completed a "new hire employee package". This package shall be submitted to Americash's corporate office. All prospective employees shall be first approved by Americash prior to employment. No individual is permitted to become an employee without corporate approval. Americash agrees that approval to hire shell not be unreasonably withheld and that a response will be provided to Branch Manager within 3 days of receipt of the prospective employee's information at Americash's corporate office. All agreements for compensation or other agreements made with prospective employees shall be first approved by Americash. With the permission of the main office, Branch Managers may choose to hire an employee(s) to assist with their needs. Prior to hiring any employee, the necessary new hire paperwork and background checks must be completed and received by the main office. It will be the responsibility of the Branch Manager to provide the necessary funds to cover the wages and employer taxes of any persons working under them. Should any Branch Manager fail to maintain the required branch reserves, their employee(s) may be terminated and any pay due to the employee(s), exceeding the account balance, will be deducted from the Branch Manager's next loan funding. A commission paid position (i.e. loan officer) does not require a reserve or deposit by the Branch Manager provided that the commissioned employee is paid upon funding. ALL compensation agreements are to be in writing and included in new employee package to be reviewed by Americash's corporate office. Americash will provide the Branch Manager with 2 day's prior written notice of the failure to maintain the required branch reserves before any employee(s) are terminated.

2. Uniqueness of Employee's Services. Employee hereby represents and agrees that the services to be performed by him under this Agreement are of special, unique, unusual, extraordinary and intellectual character which gives them a particular and peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee, therefore, expressly agrees that Employer, in addition to any other rights or remedies which Employer may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Contract by Employee.

3. At-Will Employment. Employee and Employer understand and expressly agree that Employee's employment may be terminated by Employer or by Employee at any time, with or without notice and with or without cause. Employee and Employer expressly agree that this provision is intended by Employee and by Employer to be the complete and final expression of their understanding regarding the terms and conditions under which Employee's employment may be terminated. Employee and Employer further understand and agree that no representation contrary to thus provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except by a writing signed by Employee and by the President.

4. Compensation. As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee pursuant to the schedule attached hereto as Schedule "A", less withholding for state and federal taxes and employee portions of FICA and SDI. Any fees from loans generated by Employee prior to Employee's termination with Employer, but which loans close after, but within thirty (30) days of Employee's termination, for whatever cause, will be paid to Employee, according to the schedule referenced above in this subparagraph. The payment of commissions to Employee shall be subject to the following provisions:

    4.1 Deduction of Expenses, Employee authorizes Employer to deduct from any commissions due at termination of this Agreement all financial obligations owed to Employer that are imposed by the terms of this Agreement, including, but not limited to, past due fees, dues, late charges and expenses of commission payable to Employee. All outstanding balances due Employer shall be applied first to unpaid fees, dues and licenses, then to miscellaneous shared expenses and then to personal expenses.

    4.2 Commission Split on Termination. In the event Employee leaves and has transactions pending that require further services normally rendered by Employee, Employer shall make arrangements with another person in the employ of Employer to perform the required services, and the new person assigned shall be compensated for completing the details of pending transactions and such compensation shall be deducted from the terminated Employee's share of the commission.

    4.3 Split Commissions. In the event Employee participates in such work with another employee of Employer, Employee's share of the commission shall be divided between the participating persons according to the agreement between them, or by arbitration.

    4.4 Receipt of Commissions. All commissions will be received by Employer. Employee's share of such commissions, however, shall be payable to Employee on the normal payroll cycle (15th and 31st of the month) for loans funded through closing of the prior payroll cycle (i.e. loans funding from 7/1 to 7/15 are paid on 7/31 payroll and loans funding from 7/16 to 7/31 are paid on 8/15 payroll).

    4.5 Non-Liability for Uncollected Commissions. In no event shall Employer be liable to Employee for Employee's share of commissions not collected, nor shall Employee be entitled to any advance or payment from Employer upon future commissions.

    4.6 Amount of Commissions. Employer's usual and customary commissions from time to time in effect, shall he charged to the parties for whom services are performed except that Employer may agree in writing to other rates with such parties. Employer will advise Employee of any special commission rates made with respect to listings or borrowers as provided in this paragraph. When Employee shall have performed any work hereunder whereby any commission shall be earned and when such commission shall have been collected, Employee shall receive a commission in accordance with the current commission schedule set forth in Employer's written policy and agreed to by Employee based upon commissions actually collected from each loan that is funded as per Schedule "A". In consideration therefore, Employee agrees to and does hereby contribute all right and title to such borrowers to Employer for the benefit and use of Employer.

    5. Employer's Policies and Regulations. Employee agrees to comply with Employer's policies and regulations, including those set forth in Employer's policies and procedures manual,

if any, and any subsequent amendments or additions thereto and Employer's underwriting standards for loans and any amendment or additions thereto. In the event of any conflict between those policies and regulations and this Agreement, the terms of this Agreement shall govern,

    6. Solicitation of Employees or Customers. The non-solicitation covenants contained in paragraph 6 will be mutually binding on the Employer and Employee. Neither Employer nor Employee shall solicit their respective employee(s), independent contractor(s), or customer(s) as described below, provided that nothing herein will restrict the rights of subsequent purchasers of closed loans to solicit their servicing portfolio.

    6.1 Information About Other Employees and Independent Contractors. Employee will be called upon to work closely with employees and independent contractors of Employer in performing services under this Agreement. All information about such employees and/or independent contractors which becomes known to Employee during the course of his employment with Employer, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of Employer, as defined below, and will not be used by Employee in soliciting employees and/or independent contractors of Employer at any time during or after termination of his employment with Employer.

    6.2 Solicitation of Employees and Independent Contractors Prohibited. During Employee's employment and for two years following the termination of Employee's employment, Employee will not, directly or indirectly ask or encourage any employee(s) and/or independent contractor(s) of Employer to leave their employment with Employer, solicit any employee(s) and/or independent contractor(s) of Employer for employment, make any offer to compensate any employee or independent contractor of Employer as an employee, independent contractor or otherwise, or retain any employee or independent contractor of Employer as an employee, independent contractor or otherwise.

    6.3 Solicitation of Customers Prohibited. For a period of two years following the termination of Employee's employment, Employee will not, directly or indirectly, solicit the business of any of Employer's customers.

    7. Further Restrictive Covenants. The Trade Secrets covenants contained in paragraph 7 will be mutually binding on the Employer and Employee. Neither Employer nor Employee shall make improper use or disclosure of their respective Trade Secrets. Disclosure of Trade Secrets to someone who is not an employee of Employer must first be authorized in writing by the President on behalf of Employer or by the Branch Manager on behalf of Employee.

    7.1 Trade Secrets. During the course of Employee's employment, Employee will have access to various trade secrets of Employer. A "Trade Secret" is information which is not generally known to the public and, as a result, is of economic benefit to Employer in the conduct of its business. Employee and Employer agree that Trade Secrets include, but are not limited to, all information developed or obtained by Employer and comprising the following items, whether or not such items have been reduced to tangible form (e.g. physical writing) all methods, techniques, processes, ideas, research and development, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of or contractual arrangements with suppliers, the identity or buying habits of customers, accounting procedures, and any document, record or other information of Employer relating to the above. Trade Secrets include not only information belonging to Employer which existed before the date of this Agreement, but also information developed by Employee for Employer or its employees during the term of this Agreement and thereafter.

    7.2 Restriction on Use of Trade Secrets. Employee agrees that his use of Trade Secrets is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets have not become generally known to the public:

    7.2.1 Non-Disclosure. Employee will not publish or disclose, or allow to be published or disclosed, Trade Secrets to any person who is not an employee of Employer unless such disclosure is necessary for the performance of Employee's obligations under this Agreement. Disclosure to someone who is not an employee of Employer must first be authorized in writing by the President.

    7.22 Use Restriction. Employee will use Trade Secrets only for the limited purpose for which they were disclosed. Employee will not disclose any Trade Secrets to any third party (including subcontractors) without first obtaining Employer's written consent and will disclose Trade Secrets only to Employer's own employees having a need to know, Employee will promptly notify Employer of any Trade Secrets improperly or prematurely disclosed.

    7.23 Non-Removal. Employee will not remove any Trade Secrets from the offices of Employer or the premises of any facility in which Employer is performing services, or allow such removal, unless permitted in writing by the President.

    7.2.4 Surrender Upon Termination. Upon termination of his employment with Employer for any reason, Employee will surrender to Employer all documents and materials in his possession or control which contain Trade Secrets.

    8. Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation Clauses. Employee and Employer acknowledge that unfair competition, misappropriation of Trade Secrets or violation of any of the provisions contained in paragraphs 6 or 7 would cause irreparable injury, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Employer or Employee will be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. Employee and Employer agree that temporary and permanent injunctive or other equitable relief will be available in a court of law regardless of the arbitration provision set forth in this Agreement.

    9. Disclosure to Subsequent Employers. Employee agrees to make any subsequent employer aware of all obligations in paragraphs 6 and 7 of this Agreement.

    10. Representation Concerning Prior Agreements. Employee represents to Employer that he is not bound by any non-competition or non-solicitation agreement that would preclude, limit or in any manner affect his employment with Employer. Employee further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including but not limited to, misappropriating any proprietary information acquired from a prior employer and agrees that he has not and will not misappropriate any proprietary information acquired from any prior employer. Employee agrees that he will indemnify and hold Employer harmless from any and all liability and damage, including attorneys' fees and costs, resulting from any breach of this provision.

    11. Conflict of Interest. Employee acknowledges that the obligations of the Employee are special and unique. Employee agrees that he will not at any time during the term of employment serve as an officer, director, employee, or otherwise have an interest in any entity that engages in business similar to that of Employer and Employer's subsidiaries. This provision does not apply to stock ownership in a publicly traded company.

    12. Limitations on Authority. Without the express written consent from the President, Employee has no authority to:

a)	Pledge the credit of Employer or any of its other employees;
b)	Release or discharge any debt in excess of $100.00 due to Employer unless the Employer has received the full amount thereof; and
c)	Sell, mortgage, transfer or otherwise dispose of any non-inventory assets of the Employer which have a fair market value in excess of $100.00

    13. Personnel Policies and Procedures. Employer has the authority to establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of the Employer. To the extent any provisions in Employer's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement apply. In no case will any personnel policies or procedures be deemed to contradict the at-will employment provision in this Agreement.

    14. Automobile. Employee will, at his own expense, procure an automobile for any use in traveling and making calls on clients and prospective clients. Employee agrees to indemnify and hold Employer harmless from any claims arising out of or relating in any way to the operation or use of that automobile by Employee. Furthermore, Employee will at all times during the term of his employment keep in full force and effect, at his sole expense, a policy of automobile insurance on each automobile used by him at any time to carry out any of the duties of his employment.

    15.  Processing. Branch offices may have their own processing approved by Americash. Loan officers may not process loans they originate. If the Branch Manager chooses to have the loan file processed by Americash's corporate office, there will be an additional $395.00 assessed for each loan funding. Americash in its sole discretion may choose not to process a Branch Manager's loan file. Cause for this could be poor quality of loan file or a high percentage of fall out of the Branch Manager's loan files. This shall be the fee for all loans up to $500,000.00. Any loan amounts above $500,000.00 or construction loans or commercial loans shall be charged $495.00 per loan file processed and funded. Should Americash's corporate office choose to have non-branch loan tiles processed by the branch office, the same fee schedule would apply.

    16.  Loan Register. Employee hereby agrees to maintain a ledger reflecting the status of all loans held or currently in process by Employee's branch and to forward this register weekly to Employer via facsimile or e-mail transmission.

    17.  Advertising. No advertising in any form is to be used by Employee prior to written approval from Employer.

    18.  Accounts. No savings, checking, investment or other accounts may be established by Employee in the name of Employer or in any name similar to that of Employer. The determination as to similarity of names is within the sole discretion of Employer.

    19.  Loan Repurchase/Post Settlement Adjustments/Premium Recapture. If, as result of the representations and/or documentation provided by the Employee or an Employee of the Employee, Americash is required to repurchase a loan or pay settlement costs on a loan to a lender. Americash reserves the right to deduct these costs and any expenses associated with them, such as attorney's fees, from the branch's operating account. Americash will provide the Branch Manager with written notice at least 2 day's prior to acting on any requests Americash may receive to repurchase a loan or pay settlement costs on a loan to a lender.

If a lender requires Americash to reimburse any fees collected on a loan funding in which the Branch Manager or an Employee of the Branch was the originating party, Americash will reserve the right to pay such fees from the operating income of the respective branch. The Branch Manager is advised that may lenders prohibit the re-solicitation of closed loans within certain time frames and the Employee will be responsible for any monies required to be paid back to the lender. You may obtain a copy of a lender's agreement with Americash through the corporate office.

    20.  Company Fees. There will be an amount of $595.00 plus 0.25% of the total loan amount retained by the company on each loan funding. In the event that the funding is less than what is necessary to cover company fees, the Branch Manager will be responsible for payment to Americash immediately.

    21.  Investor Fees. There will be an amount per the attached Schedule "A" retained by Americash on each loan funding that will vary by Investor. In the event that the funding is less than what is necessary to cover company and investor fees, the Branch Manager will be responsible for payment to Americash immediately. Americash will waive collecting Investor Fees for branch loans closed on a monthly basis after the first $2,000,000.

22.  Reserves. There will be a cash reserve established for each branch operation. This reserve will be set aside from the profits of the operations to offset any future short falls in operational expenses. The amount of this reserve will vary based upon the branch's fixed expenses. The amount will be predetermined by the corporate office and the branch manager and may vary in the future based upon changes in cost structure, staff, cash flow, etc. The initial cash reserve for branch operational expenses will be $10,000. The branch cash reserve amount will be reviewed on a quarterly basis beginning 9/30/06 and re-set to an amount approximating 50% of the branch's monthly fixed expenses for the subsequent quarter.

23.  Appraisals. All appraisals are to be paid COD by the borrower or loan officer at the time of inspection. The loan officer is personally responsible for payment of appraisal. The loan officer shall in no way, shape, or form obtain credit from any vendor on behalf of Americash. If a Branch Manager is to have outstanding appraisal bills he/she shall pay them immediately.

24.  Credit reports. Americash will direct Branch Manager on setting up an account to pull credit reports. Branch Manager will be responsible for any and all charges incurred. Branch Manager will be responsible for assuring all consumer credit information is safe guarded from unauthorized disclosure and is used for authorized purposes only.

    25.  Branch Audits. It is the responsibility of the Branch Manager to keep branch in compliance with all state and federal law. It will be the responsibility of the Branch Manager to pay any fines or fees that may arise from an audit or inquiry by any governing institution into their branch.

    26.  GeneralProvisions.

    26.1 Continuing Obligations. Neither the termination of Employee's employment nor the termination of this Agreement shall affect any rights or obligations accruing prior thereto or any continuing obligations of the parties hereunder.

    26.2 Notice. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be deemed to have been given when delivered personally, or when mailed, postage prepaid, addressed to the party to be given notice as follows:

To Employer:          Americash
    at:                             450 Apollo Street, Suite E
                                     Brea, CA 92821

                                     Attn: Paul Giangrande

To Employee:                 Jan Wallace
     at:                                    12202 N. Scottsdale Road
                                              Phoenix, AZ 85254

26.3 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing or implied in fact, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment. Each party to this Agreement acknowledges that, with respect to employment, no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding,

26.4 Modifications. Any modification of this Agreement will be effective only if it is in a writing that (i) is signed by both parties; (ii) specifically references this Agreement and (iii) specifically expresses an intent by both parties to modify this Agreement.

26.5 Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

26.6 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Employee acknowledges and agrees that Employer has no duty or obligation to employ Employee at any time after expiration of this Agreement.

26.7 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

26.8 Arbitration. Employee and Employer hereby agree that any controversy between Employer and Employee arising from the employment relationship or termination thereof, including the construction or application of any of the terms of this Agreement, claims for statutory violations, including discrimination or harassment, and claims for wages or other compensation, will, on the written request of Employee or Employer be submitted to arbitration in Orange County, California and be governed by the California Arbitration Act as set forth in the California Cade of Civil Procedure to the extent permitted by law.

    27. Acknowledgement, Employee acknowledges that (s)he has had the opportunity to consult with independent counsel of his(her) own choice concerning this Agreement, and that (s)he has taken advantage of that opportunity to the extent that (s)he desires. Employee further acknowledges that (s)he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his(her) own judgment.

Executed on July 19, 2006 at Brea, California

By: Employer:  Americash, a California corporation

By: /s/ Paul Giangrande
Paul Giangrande
Its: President

By: Employee:

           /s/ Jan Wallace
               Jan Wallace

Schedule "A" to Branch Manager Agreement

7/24/2006

Branch Manager Compensation
The Branch Manager will receive a commission equal to 100% of the Lender Fees collected at closing less the Americash Corporate Fees set forth below, less any investor discount or plus any investor yield spread premium as set forth in the Americash rate lock, and less employers matching taxes, and workman's compensation (if applicable). Inquire with accounting department for exact figures and see example break down_ These monies will be dispersed on the normal payroll cycle (15th & 31st) by Americash as long as the closing package is complete and in compliance with state and federal law. Should Americash, at its sole discretion, determine that the loan terms delivered deviate from the loan terms locked, a post closing adjustment may be made to reflect pricing based on the actual loan terms delivered.

Americash Corporate Fees
Company Fees:     0.25% of the funded lean amount plus $595.00
Investor Fees:                 Loan Purchase fees charged by investor to purchase subject loan (see current Investor Fee Schedule below)

Investor Fee Schedule             Amount
Americash Conforming            0.00 FNMA fixed products
Citifinancial Wells Fargo         10.00 "Cherry" product
Morgan Stanley                        0.00 "Walnut" product
RFC                                     0.00 Option & Option Plus products
HSBC                                          80.00 (1st only)
Countrywide                             279.00 (1st only)
New Century                             380.00 (1st only)
Long Beach                               375.00 (1st only)
                                             104.00 (1st only)

Employee Acknowledgement: /s/ Jan Wallace
                /s/ Paul Giangrande
                Paul Giangrande, President

BRANCH COMMISSION FUNDING FORM

Date:                     File Name:                        Loan Number:

Branch Manager: __________________                                Loan Officer:__________________

Best Person to Contact: ____________________                               Phone Number:________________

A.  GROSS CHECK AMOUNT OR LENDER FEES DUE AT CLOSING $___________

B.  (Discount) or Premium due on Sale:___  _  __ % x $_______________ = $___________
(LOAN AMOUNT)

C.  SUBTOTAL GROSS LENDER FEES:                      (A+B) $ __________

           AMERICASH CORPORATE : 0.25% x $__________ = $ ___________
            Company Fee $ __________
              Investor Fee $ __________
        Processing Fee $ __________
   Same Day Pay Fee $ __________

D.  SUB-TOTAL AMERICASH CORPORATE FEES:             $ __________

E.  AMERICASH BRANCH OPERATING ACCOUNT (C+D) $__________

-------------------------------------------------------------------------------------------------------------------------------

F. Loan Officer Commissionable $_______x_____% = LO Pay $___________

G. Other Authorized Pay Outs per attached.                     $___________

H. BALANCE TO BRANCH MANAGER (E-F-G)                             $ ___________

AUTHORIZED PAY-OUTS

FOR CORPORATE USE ONLY:
Net Check:
$ ___________

_______________

Direct Deposit
_____________

1.	PAYS $ _____________TO_____________________________
SIGNATURE ________________________________________________

2.	PAYS $ _____________TO_____________________________
SIGNATURE ________________________________________________

3.	PAY $ _______________ TO____________________________________
SIGNATURE ________________________________________________

    By signing this pay form, I agree that I am receiving my full compensation on the above funded file from Americash.